As filed with the Securities and Exchange Commission on June 19, 2013

Registration No. 333-186128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY FINANCIAL SHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	6022	36-4387843
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

357 Roosevelt Road

Glen Ellyn, Illinois 60137

(630) 545-0900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott W. Hamer

President and Chief Executive Officer

357 Roosevelt Road

Glen Ellyn, Illinois 60137

(630) 545-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward G. Olifer, Esq.

Aaron M. Kaslow, Esq.

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

(202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	19,684,700(1)	$1.45	$28,542,815 (2)	$3,894.00 (3)

(1)	We are registering a total of 19,684,700 shares of Common Stock, 13,341,100 shares of which are issuable to the Selling Shareholders upon the conversion of the shares of Series C Preferred Stock, 5,670,800 shares of which are issuable to the Selling Shareholders upon the conversion of the shares of Series D Preferred Stock and 672,800 shares of which are issuable to the Selling Shareholders upon the conversion of the shares of Series E Preferred Stock
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

Effective as of the effective date of this Post-Effective Amendment No. 2, Community Financial Shares, Inc. changed its state of incorporation from Delaware to Maryland. This reincorporation was effectuated by a merger (the “Reincorporation Merger”) of Community Financial Shares, Inc., a Delaware corporation (“CFIS-Delaware”), with and into Community Financial Shares, Inc., a Maryland corporation (“CFIS- Maryland”), then a wholly owned Maryland subsidiary established for such purpose. The Reincorporation Merger was approved by the requisite vote of stockholders at CFIS-Delaware’s Annual Meeting of Stockholders on June 13, 2013. As a result of the Reincorporation Merger, CFIS-Maryland is deemed to be the successor issuer of CFIS-Delaware under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CFIS-Delaware and CFIS-Maryland, as issuer and successor issuer, respectively, under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the “Registrant.”

The Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-186128 (the “Registration Statement”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Maryland from the State of Delaware via the Reincorporation Merger.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 2, the Registrant, as successor issuer to CFIS-Delaware pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$3,894
EDGAR and printing	15,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Certificate printing	2,500
Miscellaneous	18,606

Total	$100,000

(1)	Estimated based on registration of 19,684,700 shares of common stock at $1.45 per share.

Item 14.	Indemnification of Directors and Officers.

Pursuant to the provisions of the Maryland Code, the registrant has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred in connection with services performed in good faith for the registrant.

Article XII of the registrant’s Bylaws provides that:

The corporation shall indemnify and advance expenses to any and all directors, officers, employees and agents of the corporation to the fullest extent permitted by Section 2-418 of the Maryland Code, as the same may be amended and supplemented, unless it is established that (i) the act or omission was material to the matter giving rise to the liability and was omitted in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The rights to indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the repeal nor modification of this Article XII, or the adoption of any provision to these Articles of Incorporation that is inconsistent with this Article XII, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.

The Maryland Code permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The Maryland Code provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The Maryland Code also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Similar to the Delaware Code, the Maryland Code provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The Maryland Code provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of the registrant pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 15.	Recent Sales of Unregistered Securities.

As described in the Current Report on Form 8-K filed by the Registrant on November 14, 2012 with the Securities and Exchange Commission (the “SEC”), the Registrant entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors and members of the Registrant’s Board of Directors and executive management team pursuant to which the Registrant agreed to issue an aggregate of $24.0 million in common stock and convertible preferred stock in a private placement offering (the “Offering”).

On December 21, 2012, the Registrant consummated the first closing of the Offering, pursuant to which it issued to investors and members of the Registrant’s Board of Directors and executive management team an aggregate 4,315,300 shares of common stock at $1.00 per share, 133,411 shares of Series C Convertible Noncumulative Perpetual Preferred Stock at $100.00 per share, 56,708 shares of Series D Convertible Noncumulative Perpetual Preferred Stock at $100.00 per share and 6,728 shares of Series E Convertible Noncumulative Perpetual Preferred Stock at $100.00 per share.

The shares of common stock and preferred stock sold to the investors and members of the Registrant’s Board of Directors and executive management team were issued in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, as promulgated by the SEC.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

2.1	Agreement and Plan of Merger, dated April 23, 2013, by and between Community Financial Shares, Inc., a Delaware corporation, and Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

3.1	Articles of Incorporation of Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix B to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

3.2	Bylaws of Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix C to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the year ended December 31, 2005)

4.2	Community Bank–Wheaton/Glen Ellyn Non-Qualified Stock Option Plan, as amended effective November 29, 2006 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10-K for the year ended December 31, 2006)

4.3	Certificate of Designations establishing Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

4.4	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

4.5	Certificate of Designations establishing Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

4.6	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

4.7	Articles Supplementary establishing Series C Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

4.8	Form of Stock Certificate for Series C Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on December 26, 2012)

4.9	Articles Supplementary establishing Series D Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

4.10	Form of Stock Certificate for Series D Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on December 26, 2012)

4.11	Articles Supplementary establishing Series E Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)

4.12	Form of Stock Certificate for Series E Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed on December 26, 2012)

5.1	Opinion of Kilpatrick Townsend & Stockton LLP re: Legality of Shares (Filed herewith)

10.1	Securities Purchase Agreement, dated as of November 13, 2012, between Community Financial Shares, Inc. and the purchasers identified therein (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)

10.2	Registration Rights Agreement, dated as of November 13, 2012, between Community Financial Shares, Inc. and the purchasers identified therein (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)

10.3	Securities Purchase Agreement, dated as of November 13, 2012, between Community Financial Shares, Inc. and the U.S. Department of Treasury (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)

10.4	Consent Order issued by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 26, 2011)

10.5	Stipulation and Consent to the Issuance of a Consent Order dated January 21, 2011 between the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation and Community Bank – Wheaton/Glen Ellyn, Glen Ellyn, Illinois (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 26, 2011)

10.6	Form of Community Bank Directors Retirement Plan Agreement (Incorporated by reference to Exhibit 10.0 to the Registrant’s Form 10-KSB for the year ended December 31, 2000)*

10.7	Form of Community Bank Directors Deferred Compensation Agreement (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-K for the year ended December 31, 2005)*

10.8	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Scott W. Hamer (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-K for the year ended December 31, 2011)*

10.9	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Eric J. Wedeen (Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the year ended December 31, 2008)*

10.10	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Christopher P. Barton (Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-K for the year ended December 31, 2011)*

10.11	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Jeffrey A. Vock (Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-K for the year ended December 31, 2011)*

10.12	Executive Compensation Supplemental Benefit Agreement between Community Bank – Wheaton/Glen Ellyn and Scott W. Hamer (Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-K for the year ended December 31, 2011)*

10.13	Consent Order issued by the Federal Deposit Insurance Corporation and Illinois Department of Financial and Professional Regulation (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 26, 2011)

21.1	Subsidiaries of Registrant (Incorporated by reference to Exhibit 21.0 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012)

23.1	Consent of BKD LLP (Filed herewith)

23.2	Consent of Kilpatrick Townsend & Stockton LLP (Included in Exhibit 5.1)

101.1**	The following materials for the year ended December 31, 2012, formatted in XBRL (Extensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Comprehensive Loss, (iv) the Consolidated Statements of Shareholders’ Equity, (v) the Consolidated Statements of Cash Flows; and (vi) the Notes to the Consolidated Financial Statements (Previously filed).

*	Management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules

Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2012 and 2011
Consolidated Statements of Operations for the Years Ended December 31, 2012 and 2011
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2012 and 2011
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012 and 2011
Notes to Consolidated Financial Statements

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Ellyn, State of Illinois, on June 19, 2013.

COMMUNITY FINANCIAL SHARES, INC.

By:	/s/ Scott W. Hamer
Scott W. Hamer
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Scott W. Hamer Scott W. Hamer	President, Chief Executive Officer and Director (principal executive officer)	June 19, 2013

/s/ Eric J. Wedeen Eric J. Wedeen	Vice President and Chief Financial Officer (principal accounting and financial officer)	June 19, 2013

/s/ Donald H. Wilson Donald H. Wilson	Chairman of the Board of Directors	June 19, 2013

Penny A. Belke	Director

/s/ Raymond A. Dieter, Jr. Raymond A. Dieter, Jr.	Director	June 19, 2013

/s/ Christopher M. Hurst Christopher M. Hurst	Director	June 19, 2013

/s/ Mary Beth Moran Mary Beth Moran	Director	June 19, 2013

/s/ John M. Mulherin John M. Mulherin	Director	June 19, 2013

Daniel Strauss	Director